Exhibit 99.1

 American Financial Realty Trust Announces 2005 Fourth Quarter/Year-End Results

    JENKINTOWN, Pa.--(BUSINESS WIRE)--Feb. 27, 2006--American Financial Realty Trust (AFR) (NYSE:AFR), reported fourth quarter revenues from continuing operations of $141.4 million. Total revenues were $151.1 million ($2.4 million increase over the previous quarter) prior to the reclassification of revenues relating to discontinued operations as required under Generally Accepted Accounting Principles. Such reclassified revenues include those properties included within the anticipated strategic asset sale to Resnick Development Corp. announced on February 24, 2006 of $6.0 million as well as completed and anticipated 2006 sales of non-core properties of $3.7 million.
    Revenues for the twelve months ended December 31, 2005 from continuing operations were $520.3 million, an increase of $200.5 million, or 62.7% over the prior year. This increase was largely attributable to $39.8 million in revenues resulting from acquisitions completed in 2005 and the normalization of partial year revenues from 2004 acquisitions of $146.4 million.
    The Company reported fourth quarter adjusted funds from operations ("AFFO") of $40.8 million (inclusive of gains on sales of non-core assets and a net charge of $660,000 for hurricane related damages), representing an increase of $7.5 million or 22.6% over the prior quarter. Full year AFFO, inclusive of gains on sales of non-core properties was $134.4 million, with weighted average diluted common shares and Operating Partnership units outstanding at 125.7 million.

    2005 Fourth Quarter Dividend

    AFR declared a quarterly dividend for shareholders of beneficial interest of $0.27 per share totaling $35.7 million. The dividend was paid on January 18, 2006 to shareholders of record on December 31, 2005 and includes the distribution of $0.27 per unit to Operating Partnership unit holders. In 2005, the Company paid out $132.1 million in dividends.

    Highlights

    -- NOI(1): Excluding the operating results of the strategic assets to be sold as such activities are included within discontinued operations, GAAP NOI was reported at $262.0 million for the year ended December 31, 2005, demonstrating the continuation of an upward trend. At year end as referred to in the Company's Supplemental Report Appendix, annualized cash NOI came in above expectations at approximately $326.3 million. Annualized cash NOI would have been approximately $304.7 million after reflecting the impact of the strategic asset sale.

    -- Occupancy(2): Total portfolio occupancy for the period was 86.3%. Stable Occupancy for the fourth quarter of 2005 was 88.1%. Same Store Occupancy for the period was 91.3%.

    -- Recapture space: During the fourth quarter of 2005, the Company recaptured 591,000 square feet under contract terms. Excluding those properties the Company expects to sell, annualized, average rent and/or reimbursable expenses for this recapture space is $3.43 per square foot based on original agreement with the financial institution. The Company estimates that the embedded value of the space to be leased is approximately $9.30 per square foot, and the amount of square footage to be leased (net of the space anticipated to be sold) is 430,000 square feet, providing a substantial opportunity to enhance operating performance.

    -- Acquisitions: During the quarter, the Company acquired 109 properties, predominantly bank branches under the Company's Formulated Price Contracts, which totaled approximately 732,000 rentable square feet for a net purchase price of approximately $178.8 million.

    -- Leasing: New leasing exceeded Company expectations totaling approximately 314,000 square feet at an average rent per square foot of $29.89, creating annualized additional rent of approximately $9.4 million.

    -- Dispositions: The Company disposed of 58 non-core properties generating $57.9 million of net proceeds, for capital recycling activities during the quarter. These transactions generated $15.7 million in gains for the quarter, before minority interest.

    -- Capital Recycling: On February 24, 2006, the Company announced the sale of five 100% leased properties to Resnick Development Corp. for $301 million, before transaction and closing costs. Among other adjustments, at closing the purchaser will reimburse the Company for approximately $16.0 million in loan defeasance and prepayment costs. This transaction will result in a net gain to the Company of approximately $42.5 million, net of estimated closing costs.

    Commenting on the quarter, Nicholas S. Schorsch, president and chief executive officer of American Financial Realty Trust stated, "Continued success in our capital recycling program, including the most recent Resnick transaction, demonstrates our commitment to achieving the lowest cost of capital to fund the growth of our operating platform."

    2005 Fourth Quarter Results

    The Company reported adjusted funds from operations ("AFFO")(3) of $40.8 million in the fourth quarter of 2005. For the three months ended December 31, 2005 the Company's weighted average diluted common shares and Operating Partnership units outstanding totaled 131.4 million. The Company reported a net loss of $21.0 million, or $(0.17) per share for the fourth quarter of 2005, compared to a net loss of $25.4 million or $(0.20) per share in the third quarter of 2005 and a net loss of $6.3 million or $(0.06) per share reported in the fourth quarter of 2004. The Company's net losses are largely attributable to non-cash depreciation and amortization charges from continuing operations, which totaled $44.9 million in the fourth quarter of 2005. For the twelve months ended December 31, 2005 the net loss is $93.6 million or $(0.78) per share.
    Funds from operations ("FFO")(4), including gains on sales of assets, was $23.0 million, or $0.18 per share, an increase of $4.1 million over the third quarter of 2005, when FFO was $18.9 million or $0.14 per share and a decrease of $7.9 million or 25.7% from $30.9 million reported in the fourth quarter of 2004. Excluding gains, FFO, computed in accordance with the definition of the National Association of Real Estate Investment Trusts ("NAREIT FFO")(5), was $7.2 million.
    EBITDA grew by 1.3% over the third quarter of 2005 and by more than 44% over the same period in 2004. The improvement over third quarter of $0.9 million was due primarily to higher property net operating income of $1.6 million, offset by higher MG&A expenses. The operating margin (EBITDA divided by total revenues) for the period was 46.7%. On an unadjusted cash basis, the operating margin was 49.7% for the fourth quarter of 2005.
    MG&A expenses increased $1.1 million compared to the third quarter 2005, and were down $1.0 million over fourth quarter 2004 on a dollar basis.

(1)GAAP NOI is the amount resulting from the addition of all tenant revenues, including straight-line rent adjustments, less all property related costs, inclusive of any negative straight-line adjustments. Cash NOI is the amount resulting from GAAP NOI less any straight-line revenue or rent adjustments.

(2)Total occupancy encompasses the entire portfolio at any specific point in time. Stable occupancy is the total occupancy less any space acquired during the quarter and all activity in the quarter associated with those assets, and recapture space. See AFR 4Q 05 Supplemental page 22.

(3)The Company calculates AFFO by subtracting from or adding to FFO
(i) non-real estate related depreciation and amortization, (ii) amortized portion of capital expenditures that were amortized during the period (e.g., leasing commissions and tenant improvement allowances), (iii) straightlining of rents and fee income, and (iv) amortization of various deferred costs. The SEC classifies AFFO as a non-per share reportable statistic and as such the Company does not report AFFO on a per share basis. Please see the section that follows on "Non-GAAP Financial Measures" for a further description of the Company's use of NAREIT FFO, FFO and AFFO.

(4)The Company calculates FFO pursuant to an alternative definition that includes both gains and losses resulting from, and impairments taken in anticipation of, the sale of real estate property. The Company includes gains and losses from property sales in its definition of FFO because it believes that strategic disposition of properties is a significant component of its business model and that gains (and losses) from property sales, as well as impairments taken in anticipation of such sales, demonstrate (in part) the Company's execution of its business model. The Company also believes that an inclusive presentation of gains, losses and impairments in FFO more accurately reflects the Company's overall performance. The Company's definition of FFO differs from NAREIT FFO only with respect to its treatment of gains and losses from property sales.

(5)NAREIT FFO is defined as net income (loss) before minority interest, in our operating partnership (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and gains (or losses) from sales of property, less any impairments of asset values at cost (unrealized loss), plus real estate related depreciation and amortization (excluding amortization of deferred costs) and after adjustments for unconsolidated partnerships and joint ventures.

    Update on Sarbanes-Oxley Section 404 Compliance

    During the final review of year-end results, the Company determined that it had a material weakness in its internal controls over financial reporting relating to the Company's accounting for income taxes. Specifically, this material weakness relates to the Company's processing and oversight of the tax accounting treatment of property dispositions at both the REIT and its taxable REIT subsidiary levels during the fourth quarter of 2005. This material weakness resulted in the overstatement of income tax expense and understatement of net income by approximately $1.75 million during this period. The Company corrected this error prior to the end of the fourth quarter, and since the error was confined to this period, it had no effect on previously reported year-end or quarterly financial results. The Company will disclose this material weakness in internal controls in its 2005 annual report on Form 10-K and will indicate that the Company has strengthened the internal controls related to income tax accounting and reporting.

    Occupancy

    Total Occupancy for the portfolio decreased by 1.0%, to 86.3% at December 31, 2005, primarily due to the recapture space and purchase of vacant bank branches through the Company's Formulated Price
Contracts.

    Leasing Activity

    The Company executed leases for 46 bank branches and 72 offices during the fourth quarter ended December 31, 2005. Associated tenant improvement costs, calculated on a weighted average lease term of 15.5 years, were $0.25 per square foot per year, broken out as follows:

    -- Branch leases were executed for approximately 172,000 square feet at a weighted average lease term of 18.2 years. There were no tenant improvement costs associated with these transactions.

    -- Office leases were executed for approximately 142,000 square feet at a weighted average lease term of 5.9 years. The tenant improvement dollars based on the weighted average lease term were $1.43 per square foot.

    Total new leasing for 2005 was approximately 1.3 million square feet. Average price per square foot for the year was $17.39.

    Recapture Space

    During the fourth quarter 2005, three anchor tenants returned to the Company 591,000 square feet that they had the right to return per their existing sale agreements of pooled transactions, which were completed late in 2004 and mid-2005. Excluding the properties that will be offered for sale, the recapture space is expected to return a net increase to the Company of $9.30 per square foot, based on market rates in the recapture locations.
    In 2006, the Company could recapture an additional 1.3 million square feet, of which approximately 604,000 square feet is in properties the Company intends to sell, and the remaining approximately 744,000 square feet have opportunity for upside potential when they are leased to third party tenants. These two blocks of recapture space represent all the existing space that could possibly be returned pursuant to existing contracts, and are expected to provide upside potential for the Company's revenue stream.

    Acquisition Activity

    During the twelve months ended December 31, 2005, the Company acquired 286 buildings and land parcels totaling approximately 6.8 million rentable square feet, for a total net purchase price of approximately $917.8 million. Overall, these acquisitions will generate a 2006 levered cash yield of 11.23%, excluding bank branches.
    Total branch square footage increased quarter over quarter by 6.25%.

    Disposition Activity

    During the twelve months ended December 31, 2005, the Company disposed of a total of 143 properties, including 138 buildings, and five land parcels aggregating approximately 2.5 million square feet,
1.7 million of which was vacant or soon to become vacant space. Dispositions generated net proceeds of approximately $124.6 million, and $22.4 million in gains, before minority interest. These dispositions contributed property net operating income losses of $1.2 million during the year ended December 31, 2005.

    Portfolio and Tenant Overview

    The following table provides portfolio statistics on the AFR portfolio as of December 31, 2005, with comparisons to the portfolio as of September 30, 2005. The portfolio statistics include 100% of the two properties (State Street Financial Center and 123 South Broad Street) owned by the Company in joint ventures. Similarly, these joint ventures are reported on a consolidated basis for GAAP accounting purposes.

                                            As of          As of
                                         December 31,   September 30,
                                            2005            2005
----------------------------------------------------------------------
Number of Properties                        1,107           1,083
----------------------------------------------------------------------
-- Branches                                  645             598
----------------------------------------------------------------------
-- Office Buildings                          462             485
----------------------------------------------------------------------
Number of States                           39 & DC         39 & DC
----------------------------------------------------------------------
Total Square Feet                        37,120,083      37,307,778
----------------------------------------------------------------------
-- Branches                               4,759,864       4,485,774
----------------------------------------------------------------------
-- Office Buildings                      32,540,219      32,822,004
----------------------------------------------------------------------
Occupancy
----------------------------------------------------------------------
-- Total Occupancy                          86.3%           87.3%
----------------------------------------------------------------------
-- Stable Occupancy                         88.1%           88.3%
----------------------------------------------------------------------
-- Same Store Occupancy                     91.3%           91.5%
----------------------------------------------------------------------
% Rent from Financial Institutions          86.7%           87.1%
----------------------------------------------------------------------
% Rent from "A" Rated Tenants               84.2%           85.0%
----------------------------------------------------------------------
% Rent from Net Leases                      85.1%           85.2%
----------------------------------------------------------------------
Lease Expirations (within 1 year)            1.6%            1.9%
----------------------------------------------------------------------
Average Remaining Lease Term (years)        13.4            13.6
----------------------------------------------------------------------
Average Remaining Debt Term (years)         11.4            12.0
----------------------------------------------------------------------
% Fixed Rate Debt to Total Debt             90.5%           95.9%
----------------------------------------------------------------------

    Balance Sheet

    As of December 31, 2005, the Company had a ratio of total debt to enterprise value (debt and equity market capitalization) of approximately 67.7%, and a ratio of debt to total real estate investments and real estate intangibles (at cost) of approximately 71.9%.
    As of December 31, 2005, the Company had total indebtedness of approximately $3.3 billion, with a weighted average remaining term of
11.4 years and a weighted average interest rate (including amortized hedging costs) of 5.67%.
    "Completion of the refinancing of the Dana portfolio is consistent with our announced refinancing strategy, which is focused on extending the term of existing debt, while selectively reducing or eliminating amortization requirements, and increasing internally generated cash flow," commented Dave Nettina, chief financial officer at American Financial.

    Subsequent Events

    New Leasing at Harborside, New Jersey -- Following the end of 2005, the Company completed a 15-year sublease of approximately 70,000 square feet lease with Citco Fund Services.
    Sale of Edmund Ball Building -- In the first quarter 2006, AFR announced the sale of the Edmund Ball Building, a 453,000 square foot office building located in Jacksonville, Florida for approximately $23.0 million. The property was previously on the company's top ten vacancy list.
    Sale of properties to Resnick Development Corp -- In the first quarter of 2006, the Company entered into an agreement to sell five 100% occupied properties to Resnick Development Corp. for approximately $301.0 million. Among other adjustments, at closing the purchaser will reimburse the Company for approximately $16.0 million in loan defeasance and prepayment costs.

    Business Outlook

    American Financial has a policy that its earnings guidance is held to be effective at the date given and will not be updated until the Company publicly announces updated guidance.

    Conference Call

    Management will conduct a conference call and audio webcast at 11:00 a.m. ET on February 27, 2006 to review the Company's quarterly results. The conference call dial-in number is 303-262-2140. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company's website at www.afrt.com.
    Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.
    A replay of the conference call will be available through March 6, 2006 by dialing 303-590-3000, passcode 11053095. An online archive of the webcast will be available for 30 days on the Company's website at www.afrt.com.

    Supplemental Quarterly Financial and Operating Data

    American Financial publishes supplemental quarterly financial and operating data, which can be found under the Investor Relations section of the company's website at www.afrt.com. These materials are also available via e-mail by calling 312-640-6770.

    Non-GAAP Financial Measures

    The Company believes that FFO is helpful to investors as a measure of the Company's performance as an equity REIT because it provides investors with an understanding of the Company's operating performance and profitability. The Company includes gains and losses from property sales in its definition of FFO because it believes that the strategic disposition of properties is a significant component of the Company's business model, and that gains and losses from dispositions demonstrate (in part) the Company's execution of its business model. FFO is a non-GAAP financial measure commonly used in the REIT industry, and therefore this measure may be useful in comparing the Company's performance with that of other REITs. However, the Company's definition of FFO differs from NAREIT FFO (which is also disclosed by the Company) and investors should take definitional differences into account when comparing FFO reported by other REITs (including particularly those REITs that exclude gains and losses from property sales in their definition of FFO). Additionally, FFO and FFO per share should be evaluated along with GAAP net income and net income per share (the most directly comparable GAAP measures) in evaluating the performance of equity REITs.
    The Company believes that AFFO is helpful to investors as a measure of its liquidity position, because, along with cash flows from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company's use of AFFO may assist investors in comparing the Company's liquidity position with that of other REITs. The Company's definition of AFFO differs from that of other equity REITs and investors should take definitional differences into account when comparing AFFO reported by other REITs (including particularly those REITs that exclude gains and losses from property sales in their definition of AFFO).

    About American Financial Realty Trust

    American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.
    For more information on American Financial Realty Trust, visit the Company's website at www.afrt.com.

    Forward-Looking Statements

    Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words "expects," "anticipates," "estimates," "intends," "believes" and similar expressions that do not relate to historical information. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company's control and could materially affect actual results, performance or achievements. These risks and uncertainties include the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company's ability to maintain and increase occupancy; the Company's ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company's ability to acquire and dispose of certain of its assets from time to time on acceptable terms. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

    Financial Statements

    The attached financial statements and data are presented to supplement the Company's audited and unaudited regulatory filings and should be read in conjunction with those filings. The unaudited financial data presented herein is provided from the perspective of timeliness to assist readers of quarterly and annual financial filings. This financial data was prepared prior to the Company's auditors completing their audit. As such, data otherwise contained in future regulatory filings covering this same time period may differ from the data presented herein. The Company does not accept responsibility for highlighting these changes in its subsequent filings.


                    AMERICAN FINANCIAL REALTY TRUST

                      CONSOLIDATED BALANCE SHEETS
                      December 31, 2005 and 2004
       (Unaudited in thousands, except share and per share data)

                                                    December 31,
                                             -------------------------
                                                  2005         2004
                                             ------------ ------------
Assets:
Real estate investments, at cost:
Land                                         $  475,457   $  415,852
Land held for development                        24,563           --
Buildings and improvements                    2,651,223    2,280,971
Equipment and fixtures                          401,661      352,737
Leasehold interests                               3,974        4,972
                                             ------------ ------------

Total real estate investments, at cost        3,556,878    3,054,532
Less accumulated depreciation                  (260,852)    (147,478)
                                             ------------ ------------

Total real estate investments, net            3,296,026    2,907,054
Cash and cash equivalents                       110,245      110,607
Restricted cash                                  73,535       59,905
Marketable investments and accrued interest       3,353       24,272
Tenant and other receivables, net                51,435       34,667
Prepaid expenses and other assets                37,789       65,551
Assets held for sale                            341,338      101,827
Intangible assets, net of accumulated
 amortization of $64,369 and $25,749            642,467      590,341
Deferred costs, net of accumulated
 amortization of $13,179 and $7,637              67,388       57,623
                                             ------------ ------------

Total assets                                 $4,623,576   $3,951,847
                                             ------------ ------------

Liabilities and Shareholders' Equity:
Mortgage notes payable                       $2,467,596   $2,008,554
Credit facilities                               171,265      270,000
Convertible notes, net                          446,134      445,926
Accounts payable                                  4,350        4,947
Accrued interest expense                         19,484       24,510
Accrued expenses and other liabilities           55,938       60,098
Dividends and distributions payable              35,693       29,805
Below-market lease liabilities, net of
 accumulated amortization of $8,912 and
 $3,396                                          67,613       59,232
Deferred revenue                                150,771      105,745
Liabilities related to assets held for sale     243,665        7,972
                                             ------------ ------------

Total liabilities                             3,662,509    3,016,789
                                             ------------ ------------

Minority interest                                53,224       65,099
Shareholders' equity:
Preferred shares, 100,000,000 shares
 authorized at $0.001 per share, no shares
 issued and outstanding at December 31, 2005
 and 2004, respectively                              --           --
Common shares, 500,000,000 shares authorized
 at $0.001 per share, 128,712,181 and
 111,001,935 issued and outstanding at
 December 31, 2005 and 2004, respectively           129          111
Capital contributed in excess of par          1,384,500    1,130,034
Deferred compensation                           (12,852)     (16,518)
Accumulated deficit                            (457,313)    (229,380)
Accumulated other comprehensive loss             (6,621)     (14,288)
                                             ------------ ------------

Total shareholders' equity                      907,843      869,959
                                             ------------ ------------

Total liabilities and shareholders' equity   $4,623,576   $3,951,847
                                             ------------ ------------


                    AMERICAN FINANCIAL REALTY TRUST

                 CONSOLIDATED STATEMENTS OF OPERATIONS
           Quarter and Year Ended December 31, 2005 and 2004
          (Unaudited and in thousands, except per share data)

                              Quarter Ended          Year Ended
                               December 31,          December 31,
                           --------------------  --------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Revenues:
Rental income              $ 91,397   $ 71,844   $329,865   $223,160
Operating expense
 reimbursements              49,095     42,969    185,244     93,520
Interest and other income,
 net                            872        356      5,240      3,195
                           ---------- ---------- ---------- ----------

Total revenues              141,364    115,169    520,349    319,875
                           ---------- ---------- ---------- ----------

Property operating expenses  65,923     59,144    258,414    139,905
Property write-down -
 hurricane                      949         --        949         --
Property damage recoverable
 - hurricane                   (949)        --       (949)        --
                           ---------- ---------- ---------- ----------

Total property operating
 expenses                    65,923     59,144    258,414    139,905
                           ---------- ---------- ---------- ----------

Property net operating
 income                      75,441     56,025    261,935    179,970
                           ---------- ---------- ---------- ----------

Expenses:
Marketing, general and
 administrative               7,013      8,009     24,144     23,888
Broken deal costs                53         --      1,220        227
Amortization of deferred
 equity compensation          2,332      2,236     10,411      9,078
Outperformance plan -
 contingent restricted
 share component                 --         --         --     (5,238)
Severance and related
 accelerated amortization
 of deferred compensation        --         --      4,503      1,857
                           ---------- ---------- ---------- ----------

EBITDA                       66,043     45,780    221,657    150,158
                           ---------- ---------- ---------- ----------

Interest expense on
 mortgages and other debt    48,870     34,599    157,608     89,417
Depreciation and
 amortization                44,895     35,473    163,923    103,808
                           ---------- ---------- ---------- ----------

Loss before net gain on
 sale of properties in
 continuing operations, net
 loss on investments,
 minority interest and
 discontinued operations    (27,722)   (24,292)   (99,874)   (43,067)
Gain on sale of properties
 in continuing operations     1,474     17,773      1,596     17,773
Net loss on investments          --         --       (530)      (409)
                           ---------- ---------- ---------- ----------

Loss from continuing
 operations before minority
 interest                   (26,248)    (6,519)   (98,808)   (25,703)
Minority interest             1,035        283      4,518      1,192
                           ---------- ---------- ---------- ----------

Loss from continuing
 operations                 (25,213)    (6,236)   (94,290)   (24,511)
                           ---------- ---------- ---------- ----------

Discontinued operations:
Loss from operations, net
 of minority interest of
 $244, $104, $528 and $197
 for the quarters and years
 ended December 31, 2005
 and 2004, respectively      (9,232)    (3,188)   (18,952)    (6,084)
Yield maintenance fees, net
 of minority interest of
 $11, $0, $16 and $103 for
 the quarters and years
 ended December 31, 2005
 and 2004, respectively        (396)        --       (567)    (3,060)
Net gains on disposals, net
 of minority interest of
 $368, $101, $562 and $374
 for the quarters and years
 ended December 31, 2005
 and 2004, respectively,
 net of income taxes         13,877      3,079     20,194     11,410
                           ---------- ---------- ---------- ----------

Income (loss) from
 discontinued operations      4,249       (109)       675      2,266
                           ---------- ---------- ---------- ----------

Net loss                   $(20,964)  $ (6,345)  $(93,615)  $(22,245)
                           ---------- ---------- ---------- ----------

Basic and diluted income
 (loss) per share:
From continuing operations $  (0.20)  $  (0.06)  $  (0.79)  $  (0.24)
From discontinued
 operations                    0.03         --       0.01       0.02
                           ---------- ---------- ---------- ----------

Total basic and diluted
 loss per share            $  (0.17)  $  (0.06)  $  (0.78)  $  (0.22)
                           ---------- ---------- ---------- ----------


    Set forth below is a reconciliation of our calculations of FFO and AFFO to net loss (unaudited, in thousands except per share data):

                              Quarter Ended          Year Ended
                               December 31,          December 31,
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Funds from operations
 (NAREIT defined):
    Net loss               $(20,964)  $ (6,345)  $(93,615)  $(22,245)
    Add:
       Minority interest
        - Operating
        Partnership            (548)      (242)    (2,588)      (899)
       Depreciation and
        amortization         44,973     37,356    167,987    109,985
       Amortization of
        fair market rental
        adjustment, net          60        466         --      1,031
    Less:
       Non-real estate
        depreciation and
        amortization           (559)      (329)    (1,599)      (519)
       Amortization of
        fair market rental
        adjustment, net          --         --     (1,047)        --
       Net gains from
        disposals, net of
        income taxes        (15,719)   (20,953)   (22,352)   (29,551)
                           ---------- ---------- ---------- ----------

    Funds from operations
     (NAREIT defined)      $  7,243   $  9,953   $ 46,786   $ 57,802
                           ---------- ---------- ---------- ----------

    Funds from operations
     - diluted per share   $  0.055   $  0.087   $  0.372   $  0.503
                           ---------- ---------- ---------- ----------

----------------------------------------------------------------------

Funds from operations (AFR
 defined):
    Funds from operations
     (NAREIT defined)      $  7,243   $  9,953   $ 46,786   $ 57,802
    Add:
       Net gains from
        disposals, net of
        income taxes         15,719     20,953     22,352     29,551
                           ---------- ---------- ---------- ----------

    Funds from operations
     (AFR defined)         $ 22,962   $ 30,906   $ 69,138   $ 87,353
                           ---------- ---------- ---------- ----------

    Funds from operations
     - diluted per share   $  0.175   $  0.271   $  0.550   $  0.761
                           ---------- ---------- ---------- ----------

----------------------------------------------------------------------

Adjusted funds from
 operations:
    Funds from operations
     (AFR defined)         $ 22,962   $ 30,906   $ 69,138   $ 87,353
    Add:
       Non-real estate
        depreciation and
        amortization            559        329      1,599        519
       Reverse straightline
        rental income         8,756     10,649     43,990     33,125
       Amortization of
        deferred equity
        compensation          2,332      2,236     10,411      9,078
       Amortization of
        deferred costs and
        interest rate cap
        adjustment            8,147      1,927     14,042      4,785
       Straightline fee
        income                1,888      2,350      4,840     10,818
       Accelerated
        amortization of
        deferred
        compensation -
        severance                --         --      3,026      1,857
    Less:
       Straightline rental
        income               (2,583)    (1,462)    (9,783)    (6,789)
       Tenant improvements
        and leasing
        commissions              --       (284)        --     (1,123)
       Amortization of
        tenant improvements
        and leasing
        commissions          (1,225)        --     (2,882)        --
       OPP accrual -
        contingent
        restricted share
        component                --         --         --     (5,238)
                           ---------- ---------- ---------- ----------

    Adjusted funds from
     operations            $ 40,836   $ 46,651   $134,381   $134,385
                           ---------- ---------- ---------- ----------

----------------------------------------------------------------------

AFFO coverage ratio:
    Quarterly dividend     $ 35,693   $ 29,805   $137,955   $117,777
    AFFO / quarterly
     dividend                  1.14x      1.57x      0.97x      1.14x


    CONTACT: American Financial Realty Trust
             Muriel Lange, 215-887-2280 ext. 3023 (Investor Relations) mlange@afrt.com
             Anthony DeFazio, 215-887-2280 ext. 2919 (Media Relations) adefazio@afrt.com